Meta Financial Group, Inc.® Reports Net Income of $6.8 million for Third Quarter of Fiscal 2018

Crestmark Bancorp, Inc. Acquisition Anticipated to Close August 1, 2018

Sioux Falls, S.D., July 26, 2018 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) recorded net income of $6.8 million, or $0.70 per diluted share, for the three months ended June 30, 2018, compared to net income of $9.8 million, or $1.04 per diluted share, for the three months ended June 30, 2017, a decrease of 31%. The 2018 fiscal third quarter pre-tax results included a $3.0 million provision for loan losses related to the Company's purchased student loan portfolios, $2.4 million of merger and acquisition-related expenses, and $0.8 million of expense related to the Company's early termination of a vendor contract. As previously disclosed, the Company expects to recover a substantial portion of the unearned premiums related to the purchased student loan portfolios in the future. The 2018 fiscal third quarter pre-tax results also included $1.7 million in amortization of intangible assets and $1.3 million in non-cash stock-related compensation associated with executive officer employment agreements.
“We’re very pleased with the continued success of Meta’s highly differentiated and diversified financial services model, as our teams work to expand their businesses, implement innovative programs with our partners, and maintain rigorous discipline around risk management and underwriting,” said Chairman and CEO J. Tyler Haahr. "While Meta continued to execute its organic growth strategy during the 2018 fiscal third quarter, we also made great progress on the pending acquisition of national commercial lender Crestmark Bancorp.  All necessary shareholder and bank regulatory approvals were obtained during Meta’s fiscal third quarter, and the deal is expected to close on August 1, 2018.  We remain confident in our financial expectations for this immediately accretive acquisition, as well as the strategic value this combination of businesses and balance sheets is expected to provide over the long term.  We look forward to officially welcoming our newest colleagues from Crestmark when they join Meta in the days ahead.”
Highlights for the 2018 Fiscal Third Quarter Ended June 30, 2018

•	Total loans receivable, net of allowance for loan losses, increased $366.0 million, or 30%, at June 30, 2018, compared to June 30, 2017.

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The Company successfully launched two consumer credit product programs, and loan originations from those programs totaled $27.0 million for the three months ended June 30, 2018. The Company anticipates its consumer credit originations to exceed $45.0 million in the fourth quarter of fiscal 2018. As previously announced, a third program is expected to pilot launch during the latter part of the fiscal fourth quarter of 2018, but the Company anticipates limited volumes from that program for the fourth quarter.

•	Net interest income was $28.4 million in the 2018 fiscal third quarter, an increase of $3.5 million, or 14%, compared to $24.9 million in the 2017 fiscal third quarter.

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The Company recorded a provision for loan losses of $5.3 million for the three months ended June 30, 2018, compared to $1.2 million for the same period of the prior year. The provision for the 2018 fiscal third quarter includes the aforementioned $3.0 million purchased student loan portfolio-related provision.

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Total tax product fee income increased $1.6 million, or 29%, from $5.7 million for the three months ended June 30, 2017 to $7.3 million for the three months ended June 30, 2018, and provision for loan losses related to tax services loans increased $0.8 million to $1.2 million over the same period. Overall pre-tax income related to the 2018 tax season is still expected to be close to, but less than, the previous year's tax season.

•	Payments division average deposits increased $207.5 million, or 9%, for the 2018 fiscal third quarter when compared to the same quarter of fiscal 2017.

•	Non-performing assets (“NPAs”) were 0.86% of total assets at June 30, 2018, compared to 1.17% at June 30, 2017.
Business Updates

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In mid-July 2018, the Company entered into a first-out participation agreement in a highly secured, consumer receivable asset-based warehouse line of credit. The Company holds a senior position, providing up to $65.0 million, with the subordinate party contributing up to $100.0 million, thereby enhancing the Company’s position with significant subordination. The Company expects to realize a variable yield with a floor of 6%.

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MetaBank was named a continuing fiscal agent for the United States Department of the Treasury’s Bureau of the Fiscal Service. Meta has served as a financial agent and issuing bank since October 2016 for the Bureau’s U.S. Debit Card Program, which allows federal agencies to deliver payments through prepaid debit cards, rather than checks, cash or other non-electronic payment methods, effectively reducing costs.

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On June 28, 2018, Meta announced that all necessary bank regulatory approvals relating to the acquisition of Crestmark Bancorp, Inc. (“Crestmark”), the holding company for its Michigan state-chartered bank subsidiary, Crestmark Bank, were received, and the transaction is expected to close on Wednesday, August 1, 2018. In addition, on May 29, 2018, Meta announced the results of its Special Meeting of Shareholders. At the special meeting, Meta’s shareholders approved the proposal to adopt the Agreement and Plan of Merger, entered into by Meta, MetaBank, Crestmark and Crestmark Bank as of January 9, 2018 (the "Merger Agreement"), and to approve the merger of Meta and Crestmark and the other transactions contemplated by the Merger Agreement.

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On June 20, 2018, Meta announced that, on June 18, 2018, the Company received written notification from ReliaMax Surety Company (“ReliaMax”), the entity providing insurance for the Company's purchased student loans, informing policy holders that the South Dakota Division of Insurance had filed a petition to have ReliaMax declared insolvent and to adopt a plan of liquidation. The Company expects to ultimately recover a substantial portion of the unearned premiums and anticipates realized pre-tax yields, net of on-going provision for credit losses and direct servicing costs, for the portfolios to range between 5.50% and 7.50%.

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On June 20, 2018, Meta announced its entry into an agreement with Global Cash Card, Inc. ("GCC") to extend their agreement through 2022. GCC is a leading provider of paycard solutions, specializing in paperless payroll and direct deposit distribution for its clients.

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Meta Capital, LLC, a wholly-owned subsidiary of MetaBank, was formed in April 2017 by the Company to help drive innovation by evaluating and investing primarily in financial technology companies. From its formation through June 30, 2018, Meta Capital, LLC has invested a total of $5.0 million in early-to mid-stage financial technology companies, with an additional $0.5 million in outstanding investment commitments.

Financial Summary
Revenue
Total revenue for the fiscal 2018 third quarter was $61.6 million, compared to $55.8 million for the same quarter in fiscal 2017, an increase of $5.8 million, or 11%. This increase was primarily due to expansion in interest income realized from growth in community banking and national lending loan portfolios. An increase in total tax product fee income and deposit fee income also led to the total revenue increase period over period.
Net Income
The Company recorded net income of $6.8 million, or $0.70 per diluted share, for the three months ended June 30, 2018, compared to net income of $9.8 million, or $1.04 per diluted share, for the three months ended June 30, 2017. The decrease in net income was due to an increase of $6.8 million in non-interest expense and a $4.1 million increase in provision for loan losses, partially offset by increases of $3.5 million in net interest income and $2.4 million in non-interest income, along with a decrease in income tax expense of $2.0 million.

The 2018 fiscal third quarter pre-tax results included a $3.0 million provision for loan losses related to the Company's purchased student loan portfolios, $2.4 million of merger and acquisition-related expenses, $1.7 million of amortization of intangible assets, and $0.8 million of expense related to the Company's early termination of a vendor contract. The Company expects to recover a substantial portion of the unearned premiums related to the purchased student loan portfolios in the future. In addition, pre-tax results included $1.3 million in non-cash stock-related compensation related to the previously disclosed employment agreements signed by three executive officers (see Select Quarterly Expenses table).
Net Interest Income
Net interest income for the fiscal 2018 third quarter was $28.4 million, up $3.5 million, or 14%, from the same quarter in 2017, due to an enhanced interest-earning asset mix primarily due to increases in the community banking and national lending loan portfolios and higher corresponding rates when compared to investments, particularly Mortgage-Backed Securities ("MBS"). The quarterly average outstanding balance of loans from all sources as a percentage of interest-earning assets increased from 33% as of the end of the third fiscal quarter of 2017 to 40% as of the end of the third fiscal quarter of 2018. The Company expects this to increase to approximately 55% as of the end of the fourth quarter of fiscal 2018 following the closing of the Crestmark acquisition and continue to grow that percentage from there. In addition, lower-yielding agency MBS decreased from 22% of interest-earning assets in the fiscal third quarter of 2017 to 16% of interest-earning assets for the same quarter in 2018. Net interest income for the fiscal 2018 third quarter was up $1.0 million from the Company's fiscal 2018 second quarter, primarily due to an increase in higher-yielding loan balances, along with a decrease in interest expense, primarily driven by lower average interest-bearing liabilities.
Net Interest Margin
Tax equivalent net interest margin ("NIM") was 3.23% in the fiscal 2018 third quarter, a decrease of two basis points from 3.25% in the fiscal 2017 third quarter. The decrease was primarily related to the change in the corporate tax rate resulting from the Tax Cuts and Jobs Act (the "Tax Act"). Excluding changes resulting from the adoption of the Tax Act, the reported NIM of 3.23% would have been 3.42%.
During the fiscal third quarter of 2018, the Company sold longer term tax-exempt municipal securities and replaced such securities with floating-rate, government-related asset-backed securities. The Company anticipates a slight decrease in overall portfolio yield for the fourth quarter of fiscal 2018 but expects to benefit in the quarters to follow assuming short-term rates continue to increase. This decrease in the overall portfolio yield, in addition to likely seasonal increases in the prepayment speeds of the MBS and mortgage-related municipal portfolio, will likely result in a slightly lower NIM in the fiscal fourth quarter of 2018, when excluding the effects of the pending Crestmark acquisition, and a slightly better relative NIM in the immediate succeeding quarters.
The overall reported tax equivalent yield (“TEY”) on average earning asset yields increased by 13 basis points to 3.82% when comparing the fiscal 2018 third quarter to the 2017 third fiscal quarter, which was driven primarily by the Company's improved earning asset mix, with increased exposure to its commercial insurance premium finance, consumer, and community banking loan portfolios. The reported 3.82% TEY on earning assets reflects the lowered corporate prorated tax rate of the Company's tax-exempt securities portfolio. Had corporate tax rates remained at previous rates, excluding changes resulting from the adoption of the Tax Act, reported TEY on earning assets would have been 4.01%, or a 19 basis point increase.
The fiscal 2018 third quarter TEY on the securities portfolio decreased by nine basis points to 3.11% compared to the same period of the prior year TEY of 3.20%, primarily due to the adoption of the Tax Act, which lowered the TEY on tax-exempt securities. Had corporate tax rates not changed due to the Tax Act, reported securities portfolio TEY yield would have increased to 3.43% for the fiscal 2018 third quarter due to new investments in higher-yielding investment securities.

The Company’s average interest-earning assets for the fiscal 2018 third quarter grew by $244.9 million, or 7%, to $3.87 billion, from the comparable quarter in 2017, primarily from growth in the loan portfolio of $356.6 million, of which $212.6 million was attributable to community banking loans and $144.0 million was due to an increase in national lending loans. This increase was partially offset by a decrease in total investment securities of $128.1 million. The Company's management believes it has the flexibility to reasonably manage total balance sheet growth moving forward, if needed.
Overall, the Company's cost of funds for all deposits and borrowings averaged 0.62% during the fiscal 2018 third quarter, compared to 0.45% for the 2017 third quarter. This increase was primarily due to an increase in short-term funding rates. The Company's overall cost of deposits was 0.29% in the fiscal third quarter of 2018, compared to 0.15% in the same quarter of 2017. When excluding wholesale deposits, which were utilized at advantageous rates in place of overnight borrowings during the third quarter of fiscal 2018, the Company's cost of deposits for the third quarter of fiscal 2018 would have been 0.04%.
Non-Interest Income
Fiscal 2018 third quarter non-interest income of $33.2 million increased $2.4 million, or 8%, from $30.8 million in the same quarter of 2017, largely due to an increase in total tax product fee income of $1.6 million, or a 29% increase, and an increase in deposit fee income of $0.9 million, when comparing the current quarter to the same period of the prior year. Partially offsetting the increases, card fee income decreased $0.2 million, or 1%, to $22.8 million from the same quarter of the prior year.
The increase in total tax product fee income was primarily due to an increase in refund transfer fees of $1.6 million. When comparing pre-tax income for the tax services business, the 2018 fiscal first and third quarters were higher than the same periods of the prior year, while the 2018 fiscal second quarter was lower than the same period of the prior year due to different program and product structures and in part due to payment processing, as anticipated IRS delays flowed into April and shifted some of that revenue into the Company's third quarter. Total fiscal 2018 year-to-date pre-tax income through June 30, 2018 for our tax services business declined approximately $2.9 million, or 6%, compared to the same nine-month period of fiscal 2017. Overall pre-tax income related to the 2018 tax season is still expected to be close to, but less than, the previous year's tax season. As previously disclosed, the Company experienced refund advance margin compression caused largely by an increase in average loan size and change in provider mix, with some partners performing better and others performing below our original expectations. Management views the 2018 overall tax season positively given the loss of a significant tax partner that provided approximately half of the Company's 2017 refund advance loans.
The increase in deposit fee income was related to the transition from card fee income to deposit fee income and growth of certain fees in fiscal year 2018, in each case, from a product in the Company's payments division. This change also contributed to the slight decrease in card fee income. If these particular fees would have remained as card fee income, card fee income would have increased 3% when comparing the fiscal 2018 third quarter to the same period of the prior year.
A reduction in residual fee income related to a wind-down of two of our non-strategic partners also led to the slight decrease in card fee income when comparing the current quarter to the same period of the prior year. When excluding residual fee income, card fee income would have increased 3% when comparing the current quarter to the same period of the prior year. The Company expects growth in card fee income to be moderated by declining residual fee income through fiscal year 2019. The Company expects total 2018 fiscal year card fee income to be between $95 million and $100 million and expects total 2018 fiscal year card fee expense to be between $24 million and $29 million.

Non-Interest Expense
Non-interest expense increased $6.8 million, or 16%, to $49.1 million for the 2018 fiscal third quarter, compared to the same quarter in 2017. This increase was primarily caused by increases of $2.2 million in compensation and benefits expense, $1.4 million in legal and consulting expense, $1.4 million in other expenses, $1.3 million in card processing expense and $0.7 million in occupancy and equipment, offset in part by a decrease of $0.2 million in amortization expense. The increase in compensation and benefits expense was primarily due to increased staffing to support the Company's growing business initiatives in consumer credit, the business to be conducted following the consummation of the proposed acquisition of Crestmark, and growth in other business units. Non-interest expense was also impacted by start-up expenses associated with Meta's new national consumer lending initiatives. The integration of EPS Financial and Specialty Consumer Services allowed the Company to gain scale and cost savings in the tax services divisions this fiscal year, and the Company expects to gain further efficiencies during the remainder of fiscal 2018. During the fiscal 2018 third quarter, the Company had $2.4 million of merger and acquisition-related expenses. As previously disclosed in the fiscal 2018 second quarter, the Company expects to record additional intangible amortization expense of between $6 million and $10 million for fiscal year 2019, attributable to the proposed Crestmark acquisition. The Company expects to provide an update after further analysis and valuation is completed. See Select Quarterly Expenses table for a breakdown of current anticipated select expenses for future quarters.
Income tax expense for the fiscal 2018 third quarter was $0.5 million, resulting in an effective tax rate of 6.5%, compared to $2.5 million, or an effective tax rate of 20.5%, for the 2017 fiscal third quarter. The income tax expense and effective tax rate decreased primarily due to decreased annual projected earnings for fiscal 2018 from the prior quarter projection and the corresponding adjustment for the prior quarters made in the third quarter of fiscal 2018. Also, contributing to the decrease in income tax expense were the provisions of the Tax Act, which lowered Meta’s statutory federal corporate tax rate from 35% in fiscal year 2017 to 24.53% in fiscal year 2018, and reduced earnings before tax in the third quarter of fiscal year 2018.
Loans
Total loans receivable, net of allowance for loan losses, increased $366.0 million, or 30%, from $1.21 billion at June 30, 2017, to $1.58 billion at June 30, 2018. Among lending categories, this included a $222.6 million, or 45%, increase in commercial real estate loans from $493.9 million at June 30, 2017 to $716.5 million at June 30, 2018. Also contributing to the loan growth at June 30, 2018 as compared to June 30, 2017 were an increase of $86.0 million, or 50%, from $172.2 million to $258.2 million in consumer loans, of which $48.7 million was attributable to purchased student loan portfolios and $26.6 million to consumer credit products, an increase in commercial insurance premium finance loans of $72.0 million, or 31%, from $231.6 million to $303.6 million, and an increase in residential mortgage loans of $24.1 million, or 13%, from $190.7 million to $214.8 million. The growth in net loans receivable from June 30, 2017, to June 30, 2018, was partially offset by a decrease of $37.9 million, or 39%, from $98.0 million to $60.1 million in total agricultural loans, which made up only 1.44% of total assets at June 30, 2018. Community banking loans increased $209.8 million, or 25%, from $839.1 million at June 30, 2017, to $1.05 billion at June 30, 2018, which reflected the reduction in total agricultural loans of $37.9 million.

The Company’s allowance for loan losses was $21.9 million, or 1.4% of total loans, at June 30, 2018, compared to an allowance of $15.0 million, or 1.2% of total loans, at June 30, 2017. This increase was primarily due to an increase in the provision for loan losses related to the Company's purchased student loan portfolios and additional tax services provision expense. The additional tax services provision expense was due to an increased balance of tax services loans at June 30, 2018 as compared to June 30, 2017, as the Company held all loans on the balance sheet during fiscal 2018. Also, as a result of demonstrated repayments in previous tax seasons, all tax services loans are expected to be collected or written off by the end of the 2018 calendar year. The Company recorded a provision for loan losses of $5.3 million during the three months ended June 30, 2018, compared to $1.2 million for the three months ended June 30, 2017. This increase in provision was predominantly driven by the previously mentioned $3.0 million provision for loan losses related to the Company's purchased student loan portfolios. As noted above, the Company expects to recover a substantial portion of the unearned premiums related to the purchased student loan portfolios in the future. However, the Company expects to recognize ongoing provision expense of $0.6 million to $0.8 million per quarter on its purchased student loan portfolios until the recovery is collected, which could be a year or longer. The period over period increase was also driven by a $0.8 million increase in tax services provision. Of the fiscal 2018 third quarter total provision, $0.3 million was related to the $26.6 million of outstanding consumer credit product loan balances.
Credit Quality
MetaBank’s NPAs at June 30, 2018, were $35.7 million, representing 0.86% of total assets, compared to $47.0 million and 1.17% of total assets at June 30, 2017, and $37.9 million and 0.72% at September 30, 2017. The decrease in NPAs at June 30, 2018 from June 30, 2017 was primarily related to the payment in full of a previously disclosed $7.0 million nonperforming agricultural loan relationship during the first quarter of fiscal 2018. The increase in NPAs as a percentage of total assets from September 30, 2017 to June 30, 2018 was primarily due to a decrease in total assets of $1.06 billion.
Investments
Investment securities and MBS decreased by $238.3 million, or 10%, to $2.15 billion at June 30, 2018, as compared to $2.39 billion at June 30, 2017. This included a decrease of $199.6 million in MBS and $38.7 million in investment securities, which amounts were used to fund the Company's growing loan portfolio and in anticipation of the pending Crestmark acquisition.
Average TEY on the total securities portfolio decreased nine basis points to 3.11% in the third quarter of fiscal 2018 from 3.20% in the same quarter of 2017. Overall TEY of other investment securities decreased by 32 basis points from 3.63% to 3.31% in the third quarter of 2018 compared to the same period of 2017, primarily due to the effects of the Tax Act and a reduction of TEY due to the reduced overall tax rate. Average yields increased within MBS by 23 basis points to 2.56% in the third quarter of 2018 from 2.33% in the same quarter of 2017. Average yields on asset-backed securities increased to 3.25% in the third quarter of 2018 from 2.66% in the same quarter of 2017.
The TEY on the total securities portfolio of 3.11% for the third fiscal quarter of 2018 reflects the lowered corporate prorated tax rate on the Company's tax-exempt municipal portfolio. Had corporate tax rates not changed due to the Tax Act, reported total securities portfolio yield would have been 3.43%, and the TEY of investment securities would have been 3.76% at the previous corporate rate. The 3.34% overall TEY of tax-exempt investment securities reflects the lowered corporate prorated tax rate.

When comparing the third quarter of fiscal 2018 to the second quarter of fiscal 2018, average TEY on the total securities portfolio decreased by seven basis points to 3.11% from 3.18%, of which investment securities TEY decreased 11 basis points to 3.31% from 3.42%, and MBS remained unchanged at 2.56%. As previously noted, during the fiscal third quarter of 2018, the Company sold longer term tax-exempt municipal securities and replaced such securities with floating-rate, government-related asset-backed securities, which provided for a slight overall portfolio yield decrease for an anticipated longer-term benefit as short-term rates have continued to increase with the most recent federal funds target rate increase to 2% in June 2018. This portfolio activity, in concert with customary, seasonal increases in prepayment speeds of the Company's MBS and certain mortgage-related tax-exempt municipal securities, affected the reported investment portfolio yields as well as NIM. The Company believes recent and continued increases in the federal funds target rate will benefit both the Company's reported investment portfolio yields and NIM in the future.
During the 2018 third fiscal quarter, the Company primarily purchased U.S. Government-related floating rate asset-backed securities in continuing to execute its investment strategy of primarily purchasing U.S. Government-related securities and U.S. Government-related MBS, as well as AAA and AA rated non-bank qualified ("NBQ") municipal bonds. With the Company’s funding base being comprised of a large percentage of non-interest-bearing deposits, and even with the lower corporate tax rate, the TEY for these NBQ bonds was higher than a similar term investment in other investment categories of similar risk and higher than many other banks can realize on the same instruments due to the Company’s current cost of funds and its projected cost of funds if interest rates rise.
Deposits, Other Borrowings and Other Liabilities
Total end-of-period deposits increased $368.4 million, or 12%, to $3.52 billion at June 30, 2018, compared to $3.15 billion at June 30, 2017. The increase in end-of-period deposits was primarily a result of increases in wholesale deposits of $176.1 million, or 40%, non-interest-bearing checking deposits of $156.3 million, or 6%, and interest-bearing checking deposits of $62.1 million, or 152%. Offsetting the increase was a decrease in certificates of deposits of $26.6 million, or 32%.
The increase in wholesale deposits at June 30, 2018 compared to the same period of the prior year was primarily due to the Company utilizing those funds at advantageous rates when compared to the overnight borrowing rates, thereby lowering funding costs.
Total average deposits for the fiscal 2018 third quarter increased by $320.3 million, or 11%, compared to the same period in 2017. Average non-interest-bearing deposits for the 2018 fiscal third quarter were up $170.7 million, or 7%, and wholesale deposits increased $105.1 million, or 30%, when compared to the same period in 2017.
The average balance of total deposits and interest-bearing liabilities was $3.70 billion for the three-month period ended June 30, 2018, compared to $3.48 billion for the same period in the prior year, representing an increase of 6%. This increase was primarily due to the increases in non-interest-bearing deposits and wholesale deposits noted above, offset in part by a decrease in total borrowings of $99.1 million.

Capital Ratios
The Company and MetaBank remain above the federal regulatory minimum capital requirements to remain classified as well-capitalized institutions. Regulatory capital ratios at June 30, 2018 are stated in the table below.
The tables below also include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.
Regulatory Capital Data (1)

				Minimum
				Requirement to Be
			Minimum	Well Capitalized
			Requirement For	Under Prompt
			Capital Adequacy	Corrective Action
At June 30, 2018	Company	MetaBank	Purposes	Provisions

Tier 1 leverage ratio	8.29%	10.16%	4.00%	5.00%
Common equity Tier 1 capital ratio	13.92	17.57	4.50	6.50
Tier 1 capital ratio	14.35	17.57	6.00	8.00
Total qualifying capital ratio	18.37	18.50	8.00	10.00

(1) Regulatory ratios are estimated.
The following table provides certain non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach (1)
June 30, 2018
(Dollars in Thousands)
Total equity	$443,913
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	94,781
LESS: Certain other intangible assets	46,098
LESS: Net unrealized gains (losses) on available-for-sale securities	(28,601)
Common Equity Tier 1 (1)	331,635
Long-term debt and other instruments qualifying as Tier 1	10,310
Total Tier 1 capital	341,945
Allowance for loan losses	22,151
Subordinated debentures (net of issuance costs)	73,442
Total qualifying capital	437,538
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The following table provides a reconciliation of tangible common equity used in calculating tangible book value data.

June 30, 2018
(Dollars in Thousands)
Total Stockholders' Equity	$443,913
Less: Goodwill	98,723
Less: Intangible assets	46,098
Tangible common equity	299,092
Less: Accumulated Other Comprehensive Income (Loss) ("AOCI")	(28,601)
Tangible common equity excluding AOCI (Loss)	327,693

Due to the predictable, quarterly cyclicality of non-interest bearing deposits in connection with tax season business activity, management believes that a six-month capital calculation is a useful metric to monitor the Company’s overall capital management process. As such, MetaBank’s six-month average Tier 1 leverage ratio, Common equity Tier 1 capital ratio, Tier 1 capital ratio, and Total qualifying capital ratio as of June 30, 2018, were 9.64%, 16.53%, 16.53%, and 17.40%, respectively.

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: statements regarding the potential benefits of, and other expectations for the combined company giving effect to, the proposed merger transaction with Crestmark; the anticipated timing for closing the proposed merger transaction with Crestmark; future operating results; customer retention; loan and other product demand; important components of the Company’s statements of financial condition and operations; the Company’s expected recoveries with respect to its purchased student loan portfolios and the estimated impact on the Company's provision for loan losses, as well as anticipated realized pre-tax yields, net of provision for credit losses and direct servicing costs, with respect to its purchased student loan portfolio; growth and expansion; new products and services, such as those offered by MetaBank or MPS, a division of MetaBank; credit quality and adequacy of reserves; technology; and the Company’s employees. The following factors, among others, could cause the Company’s financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the risk that the transaction with Crestmark may not occur on a timely basis or at all; the parties’ ability to satisfy the conditions to closing the Crestmark transaction, on a timely basis or at all; the risk that the businesses of Meta and MetaBank, on the one hand, and Crestmark and Crestmark Bank, on the other hand, may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the expected growth opportunities, beneficial synergies and/or operating efficiencies from the proposed transaction may not be fully realized or may take longer to realize than expected; customer losses and business disruption following the announcement or consummation of the proposed transaction; potential litigation or regulatory actions relating to the proposed merger transaction; the risk that the Company may incur unanticipated or unknown losses or liabilities if it completes the proposed transaction with Crestmark and Crestmark Bank; the risk that the amount of recoveries with respect to the Company’s purchased student loan portfolios, whether as a result of the ReliaMax liquidation plan, the state insurance guarantee fund or otherwise, is less than expected (including that the Company does not recover any such amounts at all); the risk that the Company may recognize loan losses or direct servicing costs in excess of the Company’s estimates, whether as a result of the ReliaMax liquidation proceeding or otherwise; actual changes in interest rates and the Fed Funds rate; additional changes in tax laws; maintaining our executive management team; the strength of the United States’ economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators in the future; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry; our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, as well as the Federal Deposit Insurance Corporation, which insures MetaBank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving MetaBank’s divisions; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution, particularly in light of our growing deposit base, a portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at maintaining its high-quality asset level and managing and collecting assets of borrowers in default should problem assets increase.

The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2017, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances or future events or for any other reason.

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

ASSETS	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Cash and cash equivalents	$71,276	$107,563	$1,300,409	$1,267,586	$65,630
Investment securities available for sale	1,351,538	1,418,862	1,392,240	1,106,977	1,141,684
Mortgage-backed securities available for sale	575,999	654,890	600,112	586,454	666,424
Investment securities held to maturity	216,160	226,618	235,024	449,840	464,729
Mortgage-backed securities held to maturity	8,218	8,393	8,468	113,689	117,399
Loans receivable	1,597,294	1,517,616	1,509,140	1,325,371	1,224,359
Allowance for loan loss	(21,950)	(27,078)	(8,862)	(7,534)	(14,968)
Federal Home Loan Bank Stock, at cost	7,446	17,846	57,443	61,123	16,323
Accrued interest receivable	17,825	17,604	21,089	19,380	21,831
Premises, furniture, and equipment, net	20,374	20,278	20,571	19,320	20,107
Bank-owned life insurance	86,655	86,021	85,371	84,702	84,035
Foreclosed real estate and repossessed assets	29,922	30,050	128	292	364
Goodwill	98,723	98,723	98,723	98,723	98,723
Intangible assets	46,098	47,724	50,521	52,178	64,798
Prepaid assets	23,211	26,342	29,758	28,392	31,265
Deferred taxes	23,025	20,939	5,379	9,101	6,858
Other assets	17,345	29,302	12,449	12,738	10,132

Total assets	$4,169,159	$4,301,693	$5,417,963	$5,228,332	$4,019,693

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest-bearing checking	$2,637,987	$2,850,886	$2,779,645	$2,454,057	$2,481,673
Interest-bearing checking	103,065	123,398	84,390	67,294	40,928
Savings deposits	57,356	65,345	53,535	53,505	55,292
Money market deposits	45,115	48,070	47,451	48,758	46,709
Time certificates of deposit	57,151	71,712	128,220	123,637	83,760
Wholesale deposits	620,959	181,087	420,404	476,173	444,857
Total deposits	3,521,633	3,340,497	3,513,645	3,223,424	3,153,219
Short-term debt	27,290	315,777	1,313,401	1,404,534	277,166
Long-term debt	85,580	85,572	85,552	85,533	92,514
Accrued interest payable	3,705	1,315	4,065	2,280	2,463
Accrued expenses and other liabilities	87,038	114,829	63,595	78,065	64,118
Total liabilities	3,725,246	3,857,990	4,980,258	4,793,836	3,589,480

STOCKHOLDERS’ EQUITY
Preferred stock, 3,000,000 shares authorized, no shares issued or outstanding at June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017, and June 30, 2017.	—	—	—	—	—
Common stock, $.01 par value; 90,000,000, 30,000,000, 15,000,000, 15,000,000, and 15,000,000 shares authorized, 9,721,526, 9,720,536, 9,685,398, 9,626,431, and 9,349,989 shares issued and 9,700,535, 9,699,591, 9,664,846, 9,622,595, and 9,349,989 shares outstanding at June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017, and June 30, 2017.	97	97	96	96	94
Common stock, Nonvoting, $.01 par value; 3,000,000 shares authorized, no shares issued or outstanding at June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017, and June 30, 2017.	—	—	—	—	—
Additional paid-in capital	267,804	265,685	262,872	258,336	256,088
Retained earnings	206,284	200,753	170,578	167,164	166,634
Accumulated other comprehensive (loss) income	(28,601)	(21,166)	5,782	9,166	7,397
Treasury stock, at cost, 20,991, 20,945, 20,552, and 3,836 common shares at June 30, 2018, March 31, 2018, December 31, 2017, and September 30, 2017, none at June 30, 2017.	(1,671)	(1,666)	(1,623)	(266)	—
Total stockholders’ equity	443,913	443,703	437,705	434,496	430,213

Total liabilities and stockholders’ equity	$4,169,159	$4,301,693	$5,417,963	$5,228,332	$4,019,693

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended			Nine Months Ended
	6/30/2018	3/31/2018	6/30/2017	6/30/2018	6/30/2017
Interest and dividend income:
Loans receivable, including fees	$19,056	$17,844	$14,089	$53,344	$37,540
Mortgage-backed securities	3,950	4,047	4,544	11,755	12,345
Other investments	11,098	11,480	10,228	33,234	29,269
	34,104	33,371	28,861	98,333	79,154
Interest expense:
Deposits	2,264	2,957	1,039	7,106	4,161
FHLB advances and other borrowings	3,429	3,009	2,879	9,215	6,251
	5,693	5,966	3,918	16,321	10,412

Net interest income	28,411	27,405	24,943	82,012	68,742

Provision for loan losses	5,315	18,343	1,240	24,726	10,732

Net interest income after provision for loan losses	23,096	9,062	23,703	57,286	58,010

Non-interest income:
Refund transfer product fees	7,358	33,803	5,785	41,353	38,448
Tax advance product fees	(46)	33,838	(108)	35,739	31,460
Card fees	22,807	26,856	23,052	74,910	68,013
Loan fees	1,111	1,042	982	3,445	3,034
Bank-owned life insurance	633	650	656	1,952	1,548
Deposit fees	1,134	982	190	2,964	508
Gain (loss) on sale of securities	(22)	(166)	47	(1,198)	(1,331)
Gain (loss) on foreclosed real estate	—	—	—	(19)	7
Other income	250	414	216	766	652
Total non-interest income	33,225	97,419	30,820	159,912	142,339

Non-interest expense:
Compensation and benefits	24,439	32,172	22,193	78,951	66,809
Refund transfer product expense	1,694	9,871	1,623	11,665	11,852
Tax advance product expense	(19)	1,474	72	1,736	3,239
Card processing	7,068	7,190	5,755	20,798	18,377
Occupancy and equipment	4,720	4,477	4,034	14,087	12,202
Legal and consulting	2,781	3,239	1,375	8,436	5,603
Marketing	416	668	381	1,637	1,461
Data processing	301	243	344	958	1,099
Intangible amortization expense	1,664	2,731	1,887	6,077	10,494
Other expense	5,988	6,432	4,555	17,247	14,782
Total non-interest expense	49,053	68,497	42,219	161,592	145,918

Income before income tax expense	7,268	37,984	12,304	55,606	54,431

Income tax expense	476	6,548	2,517	12,708	11,258

Net income	$6,792	$31,436	$9,787	$42,898	$43,173

Earnings per common share
Basic	$0.70	$3.25	$1.05	$4.43	$4.69
Diluted	$0.70	$3.23	$1.04	$4.41	$4.66

Shares used in computing earnings per share
Basic	9,699,824	9,687,060	9,349,989	9,681,103	9,208,867
Diluted	9,739,660	9,726,712	9,410,309	9,719,995	9,269,391

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Only the yield/rate has tax-equivalent adjustments. Non-accruing loans have been included in the table as loans carrying a zero yield.

Three Months Ended June 30,	2018			2017
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(2)
Interest-earning assets:
Cash & fed funds sold	$57,164	$388	2.72%	$40,833	$229	2.24%
Mortgage-backed securities	617,815	3,950	2.56%	783,164	4,544	2.33%
Tax exempt investment securities	1,373,444	8,635	3.34%	1,348,589	8,314	3.80%
Asset-backed securities	189,389	1,537	3.25%	117,834	782	2.66%
Other investment securities	74,038	538	2.91%	133,169	903	2.72%
Total investments	2,254,686	14,660	3.11%	2,382,756	14,543	3.20%
Commercial finance loans	299,676	3,813	5.10%	227,160	2,792	4.93%
Consumer finance loans	188,827	3,717	7.89%	129,097	2,072	6.44%
Tax services loans	22,268	—	—%	10,508	—	—%
National lending loans(3)	510,771	7,530	5.91%	366,765	4,864	5.32%
Community banking loans(4)	1,050,126	11,526	4.40%	837,539	9,225	4.42%
Total loans	1,560,897	19,056	4.90%	1,204,304	14,089	4.69%
Total interest-earning assets	$3,872,747	$34,104	3.82%	$3,627,893	$28,861	3.69%
Non-interest-earning assets	367,543			371,685
Total assets	$4,240,290			$3,999,578

Interest-bearing liabilities:
Interest-bearing checking	$98,235	$54	0.22%	$42,447	$45	0.42%
Savings	59,546	10	0.07%	59,081	8	0.05%
Money markets	46,742	28	0.24%	43,479	19	0.18%
Time deposits	60,373	167	1.11%	75,417	139	0.74%
Wholesale deposits	453,885	2,005	1.77%	348,771	828	0.95%
Total interest-bearing deposits	718,781	2,264	1.26%	569,195	1,039	0.73%
Overnight fed funds purchased	402,088	2,041	2.04%	512,154	1,470	1.15%
FHLB advances	—	—	—%	8,923	125	5.61%
Subordinated debentures	73,430	1,102	6.02%	73,290	1,112	6.09%
Other borrowings	36,408	286	3.15%	16,642	172	4.13%
Total borrowings	511,926	3,429	2.69%	611,009	2,879	1.89%
Total interest-bearing liabilities	1,230,707	5,693	1.86%	1,180,204	3,918	1.33%
Non-interest bearing deposits	2,465,750	—	0.00%	2,295,046	—	0.00%
Total deposits and interest-bearing liabilities	$3,696,457	$5,693	0.62%	$3,475,250	$3,918	0.45%
Other non-interest-bearing liabilities	98,973			99,919
Total liabilities	3,795,430			3,575,169
Shareholders' equity	444,860			424,409
Total liabilities and shareholders' equity	$4,240,290			$3,999,578
Net interest income and net interest rate spread including non-interest-bearing deposits		$28,411	3.21%		$24,943	3.24%

Net interest margin			2.94%			2.76%
Tax equivalent effect			0.29%			0.49%
Net interest margin, tax equivalent(5)			3.23%			3.25%

(1) Tax rate used to arrive at the TEY for the three months ended June 30, 2018 was 24.53%.
(2) Tax rate used to arrive at the TEY for the three months ended June 30, 2017 was 35%.
(3) Previously stated Specialty Finance Loans have been renamed as National Lending Loans. National Lending Loans are comprised of loan portfolios that are not generated by the Community Bank.
(4) Previously stated Retail Bank loans have been renamed as Community Banking Loans.
(5) Net interest margin expressed on a fully taxable equivalent basis ("net interest margin, tax equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

The following table presents, for the periods indicated, allowance for loan loss activity.

(Dollars in thousands)
(Unaudited)	Three Months Ended			Nine Months Ended
Allowance for loan loss activity	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Beginning balance	$27,078	$8,862	$14,602	$7,534	$5,635
Provision - tax services loans	1,189	18,129	352	20,335	8,566
Provision - all other loans	4,126	214	888	4,391	2,166
Charge-offs	(10,750)	(339)	(894)	(11,249)	(1,502)
Recoveries	307	212	20	939	103
Ending balance	$21,950	$27,078	$14,968	$21,950	$14,968

Selected Financial Information

At Period Ended:	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017

Equity to total assets	10.65%	10.31%	8.08%	8.31%	10.70%
Book value per common share outstanding	$45.76	$45.74	$45.29	$45.15	$46.01
Tangible book value per common share outstanding	$30.83	$30.65	$29.85	$29.47	$28.52
Tangible book value per common share outstanding excluding AOCI	$33.78	$32.83	$29.25	$28.52	$27.73
Common shares outstanding	9,700,535	9,699,591	9,664,846	9,622,595	9,349,989
Non-performing assets to total assets	0.86%	0.84%	0.61%	0.72%	1.17%
Full-time equivalent employees	932	916	878	827	808

	Three Months Ended			Nine Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net interest margin	2.94%	2.61%	2.76%	2.77%	2.55%
Net interest margin, tax equivalent	3.23%	2.89%	3.25%	3.06%	3.02%
Return on average assets	0.64%	2.67%	0.98%	1.31%	1.45%
Return on average equity	6.11%	28.37%	9.22%	12.98%	14.79%

Select Quarterly Expenses
(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020

Amortization of Intangibles (1) (2)	$1,664	$1,632	$1,488	$2,707	$1,488	$1,468	$1,283	$2,008	$1,240

Executive Officer Stock Compensation (3)	$1,324	$1,338	$941	$917	$927	$937	$679	$669	$669

(1) These amounts are based upon the current reporting period’s intangible assets only.  This table makes no assumption for expenses related to future acquired intangible assets.
(2) As previously disclosed in the fiscal 2018 second quarter, the Company expects to record additional intangible amortization expense of between $6 million and $10 million for fiscal year 2019, attributable to the proposed Crestmark acquisition. The Company will provide an update after further analysis and valuation is completed.
(3) These amounts are based upon the long-term employment agreements signed in the first and second quarters of fiscal 2017 by the Company’s three highest paid executives. This table makes no assumption for expenses related to any additional future agreements.
Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. CDT (5:00 p.m. EDT) on Thursday, July 26, 2018. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com.  Telephone participants may access the live conference call by dialing (844) 461-9934 approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 9687574 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.
Additional Information About the Proposed Crestmark Transaction
In connection with the proposed merger transaction, Meta has filed a registration statement on Form S-4 (file no. 333-223769) with the SEC, which includes a joint proxy statement of Meta and Crestmark, which also constitutes a prospectus of Meta, that Meta and Crestmark have sent to their respective shareholders. Before making any voting or investment decision, investors and security holders of Meta and Crestmark are urged to carefully read the entire registration statement and proxy statement/prospectus as well as any amendments or supplements to these documents and any other relevant materials because they contain important information about the proposed transaction. Investors and security holders are able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website at www.sec.gov or from Meta by sending a request to Meta Financial Group, Inc., 5501 S. Broadband Lane, Sioux Falls, SD 57108; Attention: Investor Relations. In addition, copies of the proxy statement/prospectus will be provided free of charge by Meta to its stockholders.
This communication and the information contained herein does not and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Transaction
Meta, Crestmark and certain of their respective directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the respective shareholders of Meta and Crestmark in connection with the proposed merger transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, are included in the joint proxy statement/prospectus regarding the proposed transaction. Additional information about Meta and its directors and officers may be found in the definitive proxy statement of Meta relating to its 2018 Annual Meeting of Stockholders filed with the SEC on December 4, 2017 and Meta’s annual report on Form 10-K for the year ended September 30, 2017 filed with the SEC on November 29, 2017. The definitive proxy statement and annual report on Form 10-K can be obtained free of charge from the SEC’s website at www.sec.gov.
About Meta Financial Group®
Meta Financial Group, Inc. ("Meta") is the holding company for MetaBank®, a federally chartered savings bank. Meta shares of common stock are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, S.D., MetaBank operates in both the Banking and Payments industries through: MetaBank, its community banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its commercial insurance premium financing division; and Refund Advantage, EPS Financial and Specialty Consumer Services, its tax-related financial solutions divisions. More information is available at metafinancialgroup.com.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications Director	Director of Investor Relations
605-362-5140	605-362-2423
klebrun@metabank.com	bkelley@metabank.com